SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 21, 2003

Daisytek International Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25400	75-2421746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 Central Expressway South, Suite 200

Allen, Texas 75013

(Address of Principal Executive Offices, including zip code)

(972) 881-4700

(Registrant’s Telephone Number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On May 16, 2003, Daisytek International Corporation (“Daisytek”) announced that the board of directors of U.K.-based ISA International plc (“ISA,” a wholly-owned subsidiary of Daisytek) had appointed a Voluntary Administrator, PriceWaterhouseCoopers, to assume day-to-day management of the ISA operations. Subsequently, on May 21, 2003, the Voluntary Administrator sold the business and assets of the U.K. and Republic of Ireland businesses and the equity in the Swedish and Norway subsidiaries for an undisclosed sum to a newly formed entity called ISA Trading Limited. The Voluntary Administrator continues to progress on sale and restructuring options for the German and French businesses.

As a result of the appointment of the Voluntary Administrator and the sales completed on May 21, 2003, as well as anticipated future sales or restructuring activities, Daisytek anticipates that no value in ISA International plc will be retained by Daisytek.

Daisytek began using consolidation accounting for its investment in ISA International plc effective May 7, 2002.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)	Financial statements of businesses acquired.

Not	applicable

(b)	Pro forma financial information.

Pro forma financial information required pursuant to Article 11 of Regulation S-X as of December 31, 2002 and for the nine months ended December 31, 2002 is filed herewith beginning on page P-1.

(c)	Exhibits.

99.1	Press release issued by Daisytek International Corporation dated May 21, 2003.

99.2	Press release issued by PriceWaterhouseCoopers dated May 21, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAISYTEK INTERNATIONAL CORPORATION

By:	/s/ ERIC T. LOGAN
Eric T. Logan Interim Chief Financial Officer

Dated: June 4, 2003

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma financial information of Daisytek International Corporation (together with its subsidiaries, “Daisytek” or the “Company”) gives effect to the disposition of ISA International plc (“ISA”), a pan-European distributor of computer supplies, which indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based wholesaler of office products. The unaudited pro forma balance sheet data at December 31, 2002 presents adjustments for the ISA disposition as if the transaction was completed on December 31, 2002. The unaudited pro forma statement of operations data for the nine months ended December 31, 2002 presents adjustments for the ISA disposition as if the transaction had been completed on May 7, 2002. Daisytek began using consolidation accounting for its investment in ISA International plc effective May 7, 2002. Prior to May 7, 2002, the Company’s investment in ISA was accounted for using the cost method.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company that have previously been reported. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the disposition of ISA had been consummated at the dates indicated, nor is it indicative of future operating results or financial position.

DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AT DECEMEBER 31, 2002

(In thousands)

	Company Historical	ISA Disposition (1)	Company Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$11,738	$(231)	$11,507
Accounts receivable, prepaid expenses and other current assets	278,057	(74,773)	203,284
Inventories, net	190,698	(40,996)	149,702

Total current assets	480,493	(116,000)	364,493

Property and equipment, net	41,098	(7,957)	33,141
Other assets	15,605	(10,685)	4,920

Goodwill, net	73,078	(29,807)	43,271

Total assets	$610,274	$(164,449)	$445,825

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,225	$(23,253)	$2,972
Trade accounts payable, accrued expenses and other current liabilities	208,024	(78,457)	129,567

Total current liabilities	234,249	(101,710)	132,539

Long-term debt, less current portion	198,571	(30,638)	167,933

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	203	—	203

Additional paid-in capital	123,676	—	123,676

Retained earnings	79,115	(32,101)	47,014
Accumulated other comprehensive loss	(13,848)	—	(13,848)
Treasury stock at cost	(11,692)	—	(11,692)

Total shareholders’ equity	177,454	(32,101)	145,353

Total liabilities and shareholders’ equity	$610,274	$(164,449)	$445,825

See accompanying note to Unaudited Pro Forma Financial Information.

DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2002

(In thousands, except per share data)

	Company Historical	ISA Disposition	Company Pro Forma
Net revenues	$1,334,020	$(384,143)	$949,877
Cost of revenues	1,215,865	(335,786)	880,079

Gross profit	118,155	(48,357)	69,798
Selling, general and administrative expenses	139,135	(43,941)	95,194

Income from operations	(20,980)	(4,416)	(25,396)
Interest expense, net	11,397	(2,433)	8,964

Loss from continuing operations before income taxes	(32,377)	(1,983)	(34,360)
Benefit for income taxes	7,004	1,000	8,004

Loss from continuing operations before equity in net income of affiliate and minority interest	(25,373)	(983)	(26,356)
Equity in net income of affiliate and minority interest	1,220	(1,220)	—

Loss from continuing operations	$(24,153)	$(2,203)	$(26,356)

Net loss per common share:
Basic	$(1.32)		$(1.44)
Diluted	$(1.32)		$(1.44)

Weighted average common and common share equivalents outstanding:
Basic	18,282		18,282
Diluted	18,282		18,282

NOTE TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note 1. Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

Adjustments reflect the disposition of ISA. As a result of the appointment of the Voluntary Administrator and the sales completed on May 21, 2003, as well as anticipated future sales or restructuring activities, Daisytek anticipates that no value in ISA International plc will be retained by Daisytek.

Adjustments are as follows (in thousands):

Decrease in current assets	$133,285
Decrease in property, plant and equipment, net of accumulated depreciation	7,957
Decrease in other assets	10,685
Decrease in goodwill and other intangible assets, net of accumulated amortization	29,807
Decrease in current liabilities	101,710
Decrease in long-term debt	30,638

Net ISA assets disposed of	49,386

Decrease in retained earnings resulting from the disposition of ISA, net of tax at the Company’s assumed tax rate of 35%	32,101
Increase in deferred tax asset resulting from the loss on disposition of ISA, using the Company’s assumed tax rate of 35%	17,285

Index to Exhibits

Exhibit Number	Description

99.1	Press release issued by Daisytek International Corporation dated May 21, 2003.

99.2	Press release issued by PriceWaterhouseCoopers dated May 21, 2003.